Exhibit 2.2
Mark J. Giunta (#015079) Law Office of Mark J. Giunta 845 N. Third Ave. Phoenix, AZ 85003-1408 Phone: (602) 307-0837 Fax: (602) 307-0838 Email: Mark.Giunta@Azbar.org Attorney for visitalk.com, Inc.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF ARIZONA

In re: VISITALK.COM, INC., Tax I.D. #86-0930147 Debtor,	Chapter 11 Proceeding Case No. 00-13035-PHX-RTB

SECOND JOINT PLAN OF REORGANIZATION
Dated June 22, 2004

     visitalk.com, Inc., an Arizona corporation (“Visitalk”), the Debtor and Debtor-in-Possession (the “Proponent”) in the above-captioned case; hereby proposes a Joint Plan of Reorganization (“Plan”) pursuant to 11 U.S.C. §1129 with affiliates formed or to be formed before the Effective Date; VT Equities Corp., (“VTEC”), Visitalk, Inc., d/b/a VT Consumer Services (“CSI”), VT Business Products, Inc. (“BPI”), VT Gaming Services, Inc. (“Gaming”), VT Financial Services, Inc. (“Financial”), VT International Corp. (“International”), VT Billing Services, Inc. (“Billing”), VT Marketing Services, Inc. (“Marketing”), VT Video Services, Inc. (“Video”), VT Language Specific One, Inc. through VT Language Specific Ten, Inc. (“Languages 1-10”) and NavEdge Networks, Inc. (“NavEdge”). The Proponent, VTEC, CSI,

BPI, Gaming, Financial, International, Billing, Marketing, Video, Languages 1-10 and NavEdge are referred to in the Plan following as the “Co-Proponents.”

INDEX FOR SECOND JOINT PLAN OF REORGANIZATION
Article		Page
I	Definitions	4
II	Objective Of The Reorganization	4
III	Classification Of Claims And Interests	8
IV	Identification Of Classes Impaired Under The Plan	12
V	Treatment Of Classified Claims And Interests	13
VI	Post Confirmation Management Of The Reorganized Debtor	20
VII	Anticipated Post Confirmation Litigation	22
VIII	Acceptance And Rejection Of Executory Contracts	23
IX	Descriptions Of Securities To Be Issued In Satisfaction Of Claims And	23
	Interests
X	Post Confirmation Business Operations	33
XI	Ownership Of The Debtor’s Assets And Causes Of Action	33
XII	The Creditor’s Trust	34
XIII	Continuation And Termination Of Security Interests	42
XIV	Insurance	43
XV	Satisfaction Of Claims And Interests	43
XVI	Binding Nature Of The Plan	44
XVII	Termination Of The Automatic Stay And Discharge	44
XVIII	Implementation Of The Plan	44
XIX	Modification Of And Amendments To This Plan	50
XX	Remedies For Defaults By The Reorganized Debtor	50
XXI	Retention Of Bankruptcy Court Jurisdiction	51
XXII	Request For Confirmation	52

LIST OF EXHIBITS
Appendix A	Definitions
Exhibit 1 Exhibit 2	Form of merger document between VTEC and the Debtor Form of Equity Incentive Plan

ARTICLE I DEFINITIONS

1.1 Defined Terms. The capitalized terms used in this Plan shall have the meanings as set forth in Appendix “A” attached hereto.

1.2 Undefined Terms. Terms and phrases, whether capitalized or not, that are used and not defined in Appendix “A” attached hereto, but are defined by the Bankruptcy Code, have the meanings ascribed to them in the Bankruptcy Code.

1.3 Interpretation. The headings in this Plan are for convenience and reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.

ARTICLE II
OBJECTIVE OF THE REORGANIZATION

2.1 General Plan. This Plan provides for the reorganization of Debtor through the creation of Operating Subsidiaries and a subsequent merger of the Debtor with VTEC, in which the Allowed Unsecured Creditors of the Debtor have an equity interest, and a conveyance of the Debtor’s Causes of Action and $50,000 to a Creditor’s Trust whose beneficiaries include in part the Allowed Unsecured Creditors of the Debtor.

     VTEC, which will be incorporated in Nevada, will be the survivor in the merger. The form of merger document is attached as Exhibit 1. VTEC will operate as a holding company. After the Effective Date, VTEC will initially control eighteen Operating Subsidiaries based on Visitalk’s businesses and will own an interest in NavEdge. VTEC will become the Reorganized Debtor. The purpose of this post confirmation structure is to have a fresh start Reorganized Debtor with modern Articles of Incorporation and by-laws, incorporated in a state with favorable laws and low costs. Once the Plan has been implemented and the Articles of Merger filed, the Debtor shall be dissolved in accordance with Arizona law.

     Any of the Operating Subsidiaries may acquire other assets and/or existing business operations with the objective of creating additional value for such Operating Subsidiaries’ shareholders and for the shareholders of the Reorganized Debtor. The Plan creates “currency” in the form of securities that may be issued by the Operating Subsidiaries, which will have potentially publicly trading securities.

The Co-proponents believe that these securities could be used to, among other beneficial objectives:

(a)	attract capital;

(b)	attract additional qualified management; or

(c)	acquire assets or entities and for mergers or acquisitions.

     The Debtor’s creditors and claim holders may be issued VTEC securities and Operating Subsidiary securities or Series A Senior Notes or Series B Notes in differing amounts depending upon their election to be paid with securities issued under the Plan and the classification and amount of their Allowed Claims. Any of the Debtor’s Funding Lenders, Administrative Claimants or Post petition Claimants may elect to be paid their loans or claims with securities issued under the Plan. No securities will be issued to Holders of Old Common Stock or Holders of Old Preferred Stock except the Debtor will offer Holders of Old Preferred Stock common stock purchase warrants solely in exchange for a release of all claims and for which such holders will have to invest new value as further described in Article IX. Such warrants would have nominal value but could be beneficial to the Reorganized Debtor and the Operating Subsidiaries in the future. Except for this option, all of the Debtor’s Old Common Stock and Old Preferred Stock shall be canceled pursuant to this Plan.

     The Debtor is authorized to issue securities of VTEC and its Operating Subsidiaries to its creditors in satisfaction of their allowed claims.

     On the Effective Date of the Plan, all the Causes of Action of the Debtor, defined herein, shall be conveyed to the Creditors’ Trust along with $50,000 in cash to fund the operation of the Trust. Active Professionals and Class 7 Allowed Unsecured Creditors shall be the beneficiaries of the Creditor’s Trust.

2.2 Facilities. The Debtor originally made a six-month arrangement with Aztoré, an advisor to the Debtor, effective April 1, 2001, to move to an appropriate facility of approximately 2,000 square feet. With this commitment, on May 31, 2001, the Debtor completely vacated its 7th Street facility, which totaled about 27,000 square feet and relocated its offices and its network operating facility, necessary to maintain the Visitalk business, to its new facility. This facility arrangement with Aztore included the availability of appropriate Bandwidth, power and secure computer operating facilities. Starting on October 1, 2001, the Debtor leased this facility directly on a month-to-month basis from Quality Care Solutions, Inc., (“QCSI”) through October 2002. The Debtor owes QCSI $96,784.35 plus interest. Aztoré guaranteed this lease payment for a fee claim of $5,000 per month. On November 1, 2002 the Debtor again restructured its facilities requirements to minimize overhead. Starting on that date a majority of the Debtor’s facility requirements were supplied through the NavEdge Operating Agreement and the Debtor directly rents additional storage space for records and equipment storage.

2.3 Alternatives to the Plan. As set forth in the Disclosure Statement accompanying this Plan, if the Debtor’s assets were liquidated in a case under Chapter 7, the creditors holding general unsecured claims would receive nothing for their claims since value of the Debtor’s assets are less than the outstanding Secured and Administrative Claims. The Debtor and its Co-Proponents believe that by continuing the Debtor’s existing business through the structure created by this Plan (which will result in part in the reduction of Administrative Claims) and conveying Causes of Action to the Creditor’s Trust in which creditors holding general unsecured claims are beneficiaries, that these unsecured creditors will receive a greater return than through a liquidation.

2.4 The NOL’s and the Investment Company Exemption. The Plan is structured to maintain the Debtor’s estimated $40,000,000 in NOL’s. The Plan is also structured so that the Reorganized Debtor may operate as an investment company exempt from regulation under the Investment Company Act of 1940. Operating as an investment company improves the Reorganized Debtor’s opportunities to exploit the NOL’s. If the Debtor were liquidated, the NOL’s would be lost.

2.5 Funding Plan. The Court previously approved a financing motion allowing the Debtor to raise funds to execute the Plan by borrowing up to (a) $1,000,000 from a Primary Lender Group (“PLG”) and/or (b) up to $2,000,000 from a New Value Lender Group (“NVLG”). Approximately $338,500 has already been borrowed. The Holders of the Notes issued to the PLG and NVL groups can, at their sole option, elect under the Plan to have such notes paid with securities of VTEC and the Operating Subsidiaries issued under the Plan. The Debtor has a commitment from Aztore, the largest PLG lender, or an Aztore affiliate, (jointly “Aztore”), to advance up to $200,000 to fund the Plan. Aztore will lend the Debtor funds within five days of the Plan being filed with the Court. In accordance with the Court Order approving the PLG, the Debtor will loan the cash received to NavEdge, the successor to Technology, Property and Equipment Corp. (“TPEC”) referenced in the original Court Order and the Debtor will pledge the note it receives from NavEdge (the “NavEdge Note”) to Aztore as collateral for Aztore’s PLG loan. Aztore’s PLG loan shall be an administrative claim but in the event the Plan is not approved shall only have recourse to the NavEdge Note and Aztore’s claim shall in no way impact the Creditors Trust. Aztore shall agree that if the Plan is approved it shall accept either Class 1(a) treatment or shares issued under the Plan in payment of its PLG loan as allowed by the Plan under Class 1(c).

ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 General. For the purposes of organization only with respect to administrative expenses and for purposes of organization, voting and all Confirmation matters with respect to all Claims of Creditors of the Debtor, this Plan classifies Claims in separate and distinct Classes as follows:

3.2	Administrative Expenses and Claims.

            (a) Class 1(a) shall consist of the costs and expenses of administration as defined in Section 503 of the Bankruptcy Code for which application or allowance is made, or a Claim is filed, as the same are allowed, approved, and ordered paid by the Court. Administrative Expenses shall consist of: (1) all Claims arising under Section 330 of the Bankruptcy Code, including reasonable compensation for actual and necessary services rendered by a professional person (including attorneys) and by an paraprofessional persons employed by such, based on, among other things, the nature, extent and value of such services, the time spent on such services, and the cost of comparable services other than in a case under Title 11; (2) the costs and expenses of the administration of this proceeding, including, but not limited to, any Bankruptcy Court Clerk fees or Court Reporter’s fees which have not been paid, the cost of reproduction and mailing of this Plan and Disclosure Statement; (3) any post-petition operating expenses of the Debtor which are due and unpaid at the Effective Date; and (4) the actual and necessary costs of preserving the Debtor’s estate.

     The Debtor estimates that Class 1(a) claims, at the time of confirmation, will be approximately $1,300,000 of which $450,000 is due to Active Professionals performing services for the Debtor’s estate or the Debtor.

     (b) Class 1(b) claims shall consist of the Allowed Administrative Claims of the Funding Lenders. This class shall include the claims of the LLC in the asserted principal amount of $250,000, plus interest. The LLC asserts a security interest in furniture and equipment (with the exception of the Axient Equipment) and proceeds from the sale there from. This class also includes the NVLG Noteholders and the PLG Noteholders, excluding Aztoré’s PLG Claim, up to a principal amount of $3,000,000, less Aztore’s PLG Claim, depending on the amount of funds actually advanced by the Primary Lender Group or the New Value Lender Group to the Debtor. These notes are secured by notes issued by NavEdge or other collateral.

     (c) Class 1(c) claims shall consist of Allowed Administrative Claims of Aztoré. These claims include the (i) the Aztoré Primary Lender Claim which is currently asserted to be $200,000 but may increase; (ii) the asserted Aztoré Agency Fee Claim in the amount of $100,000 under the Court approved NVLG and PLG loan agreements; (iii) the asserted Aztoré Facilities Fee Claim in the amount of $50,000 arising from supplying the Debtor facilities between April 1, 2001 and September 30, 2001; (iv) the asserted Aztore Rent Guaranty Claim in the amount of $65,000 for guaranteeing the Debtor’s rent, still currently unpaid, between October 1, 2001 and October 30, 2002 and (v) the asserted Aztore Financial Services and Operations Fee Claim in the amount of $50,000 arising from supplying the Debtor management and consulting services including assistance with structural issues, recruiting employees, designing incentive programs in the bankruptcy context, financial analysis, financial reporting and development and coordination of the creation of financing offerings under the Plan.

     (d) Class 1(d) claims shall consist of the Allowed Administrative claims of the post-petition employee group in the estimated amount of about $558,000. This amount will depend on the date of the Plan confirmation and Effective Date. A majority of this claim will be paid in securities issued under the Plan.

     Included in Class 1(d) is the Allowed Administrative Claim of Rick Rothwell (“Rothwell Administrative Claim”), former President of the Debtor (post-petition). This claim has two components. The first is known as the Rothwell Cash Claim which is in the estimated amount of about $44,000. The second is the Rothwell Equity Claim which Rothwell has agreed in advance could only be paid by equities under a Plan of Reorganization. The Rothwell Equity Claim, if allowed, could be in excess of $400,000. Class 1(d) also includes any Allowed Administrative Claim by Gerry Mayo, the current President of the Debtor which also has two components similar to the Rothwell Administrative Claim. It is estimated that Mayo would have a cash claim of $13,000 plus a $107,000 claim payable only in equity.

3.3 Class 2: Priority Claims (Excluding Tax Claims). Class 2 consists of all Allowed Claims entitled to priority under section 507(a)(1) through (9) excluding subsection (8), tax claims, of the Bankruptcy Code. The Debtor estimates that there are approximately $55,000 in priority wage claims arising under Section 507(a)(3).

3.4 Class 3: Priority Tax Claims (Section 507(a)(8)). Class 3 consists of all Allowed Claims entitled to priority under section 507(a)(8) of the Bankruptcy Code, which include tax claims. The Debtor believes that no amounts are due to the IRS or State taxing authorities entitled to priority treatment pursuant to 11 U.S.C. § 507(a)(8).

3.5 Class 4: Secured Claim of Axient. Class 4 consists of any Allowed Secured Claim held by Axient Communications, Inc. (“Axient”). The Allowance of Axient’s Secured Claim has been resolved by a Stipulation wherein Axient released its security interest, received a note for $30,000 to be paid pursuant to the Debtor’s Plan and an Allowed Unsecured Claim of $250,000. This Class is impaired.

3.6 Class 5: Secured Claim of Cisco. Class 5 consists of any Allowed Secured Claim held by Cisco Systems, Inc. (“Cisco”). Cisco purported to hold a security interest in the Compaq Servers. On September 28, 2001, Cisco and the Debtor entered into a stipulation settling their disputes regarding this claim entered by the Court on or about October 11, 2001. Cisco agreed to a Class 1(a) Administrative Claim of $70,490, a secured claim in the amount of $50,000, and an Allowed Unsecured Claim against the Debtor in the amount of $625,374.46. This Class is impaired.

3.7 Class 6: Secured Claim of American Fire Equipment Sales and Services Corp. Class 6 consists of any Allowed Secured Claim by American Fire Equipment Sales and Services Corp. (“Fire Equipment”) arising from the sale to the Debtor of a fire suppression system in which Fire Equipment purported to retain a lien in the system securing the approximate amount of $31,951. This Class is impaired.

3.8 Class 7: Unsecured Creditors Claims. Class 7 consisted of the Allowed Unsecured Claims of Creditors. Based on proofs of claim filed with this Court there are allowed and/or asserted, but not yet allowed, unsecured claims of approximately $8,500,000.00. This Class is impaired.

3.9 Class 8: Preferred Stock Equity Interest Claims. Class 8 consists of the Allowed Interests of all of the holders of the Debtor’s Old Preferred Stock.

3.10 Class 9: Common Stock Equity Interest Claims. Class 9 consists of the Allowed Interests of all of the holders of the Debtor’s Old Common stock

ARTICLE IV
IDENTIFICATION OF CLASSES IMPAIRED BY THE PLAN

4.1 General. Only some of the classes of claims and interests created by the Plan are considered “impaired” pursuant to 11 U.S.C. § 1124. This means, in part, that the Plan modifies the contractual rights of all holders of claims and interests, that holders of classified claims will not receive the allowed amounts of their claims in cash on the Effective Date of the Plan, and that holders of allowed interests will not retain any fixed liquidation preference or be paid any fixed redemption amount for equity securities held.

4.2 Impaired Classes of Claims. Classes 4, 5, 6, 7, 8 and 9 are impaired under this Plan. Class 3 is treated in accordance with Section 1129(a) of the Bankruptcy Code.

4.3 Impairment Controversies. If a controversy arises as to whether any Claim or any class of Claims is impaired under this Plan, such class shall be treated as specified in this Plan unless the Bankruptcy Court shall determine such controversy upon motion of the party challenging the characterization of a particular Class or Claim under this Plan.

ARTICLE V
TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

5.1 Claim Amounts. Because certain of the claims against the Debtor are either unknown or for undetermined amounts, the amounts of claims specified in the Plan reflect only the Debtor's best estimate as of the date hereof. A list of creditors and claim amounts are included in the Schedules and Statement of Affairs filed by the Debtor in this case. The Debtor reserves the right to object to any claim and equity security interests noted in the Schedules and Statement of Affairs, or any other claim asserted against the Debtor, either prior to or following Confirmation. Under the Plan, objections to claims must be filed within sixty (60) days following the Effective Date of the Plan.

     The Debtor shall distribute all securities to Holders of Allowed Claims, pursuant to the terms of this Plan, within 120 days of the Effective Date. Regardless, on the Final Effective Date the Holders of Allowed Claims shall become the owners of the securities with all rights to transfer them on the books of the Reorganized Debtor until issued. Unless otherwise specified, in calculating the number of Securities to be distributed pursuant to any formulae set forth below, the number of such Securities to be distributed to each Holder of an Allowed Claim or Allowed Interest shall be rounded up to the next even number but in no event shall any claimant receive less than 100 Shares or Units or a note with less than $100 in principal.

5.2	Treatment Of Administrative Claims and Expenses

            (a) Class 1(a) Claims (Administrative Expense Claims). On the Final Effective Date, the Allowed Amount of Class 1(a) Administrative Expenses of all Class 1(a) claimants, except Active Professionals, shall be paid in full through the issuance, at the option of such administrative claimants, by a Series A Note OR a Series B Note OR for each $1.00 of allowed claim the following securities: one share of VTEC Common Stock plus eight VTEC Warrant Units plus 1/8 share of each Operating Subsidiary Common Stock plus one hundred Operating Subsidiary Warrant Units. Such Series A Notes or Series B Notes will be issued in $10 increments, rounded up, and will be a general unsecured claim of VTEC. All trade and service debts and obligations incurred in the normal course of the Debtor's business during the Chapter 11 case since January 1, 2003 shall be paid when due in the ordinary course of business except if otherwise elected by the creditor. Such election regarding notes or other securities must take place at no later than the date that the ballots are due for this Plan. If the Claimant makes no election, the Claimant shall as a default receive Series A Notes.

     On the Effective Date, the claims of Active Professionals included in Class 1(a) shall A) be reduced (to any extent that they have not already been so reduced) by the proceeds paid to certain of these Professionals pursuant to page 5 of the Motion To Approve Amendment To Note Agreement filed on September 27, 2002 and subsequently approved by the Court, B) be paid a pro rata share of the Causes of Action Proceeds (with $50,000 of said Causes of Action Proceeds to be held back and conveyed to the Creditors’ Trust free and clear of liens to fund its operation), and C) be paid their pro-rata share of an additional $75,000 to be provided by the Funding Lenders, and D) the Active Professionals shall, to the extent that their Claims remain unpaid, become beneficiaries of the Creditors Trust and paid from the proceeds of such Trust.

     (b) Class 1(b) Claims (the “Funding Lender Claims”). The holder of a Class 1(b) Claim may elect to take payment of any portion of such claim plus interest as either a Series A Senior Note or Series B Note issued in $10.00 increments rounded up or for each $1.00 of claim the following: two VTEC Common Shares plus eight VTEC Warrant Units plus one Operating Subsidiary Common Share plus four Operating Subsidiary Warrant Units. Each member of the Funding Lender Group may elect to direct payment of such securities issued under the Plan and these payments may go directly to the Class 1(b)’s members as if they were direct lenders. To elect to receive the Series A Senior Note, or to elect to receive the Series B Note, any class member must notify the Debtor by certified mail by the time that ballots are due for this Plan. If they do not provide such notice, they will be deemed to have elected to be paid with securities issued under the Plan. The elections of each of the members of the LLC shall occur in place of an election by the LLC.

     (c) Class 1(c) Claims (the Aztoré Claims). Class 1(c) Claims, plus interest, will be paid on the Effective Date through the issuance of four VTEC Common Shares plus eight VTEC Warrant Units for each $1.00 of claim. If Aztore acquires any Class 1(a) claims it can elect to take Class 1(a) treatment or Class 1(c) treatment.

     (d) Class 1(d) Claims (the Post petition Employee Claims). Except for Rothwell and Gerry Mayo, holders of allowed Class 1(d) Claims may elect to receive in full satisfaction of those claims the same treatment as Class 1(b). Rothwell has agreed to accept in full settlement of the Rothwell Cash Claim a $44,000 Series B Note and in full settlement of the Rothwell Equity Claim a $10,000 cash payment to be provided by the Funding Lenders, plus the number of VTEC Common Shares equal to 4.99% of the Reorganized Debtor issued at the consummation of the Plan plus Operating Subsidiary Common Shares equal to ½% of each Operating Subsidiary issued at the consummation of the Plan.

     To the extent Gerry Mayo receives an Allowed Administrative Claim, he has agreed to settle such claim for $850 per month during the time of Mr. Mayo’s pre-confirmation service to the Debtor plus VTEC Common Stock equal to 3% of the VTEC Common Stock issued at the consummation of the Plan.

5.3 Class 2: Priority Claims (Excluding Tax Claims). Class 2 Claims shall be treated the same as the Class 1(a) claimants. Class 2 Claims are not Active Professionals Claims.

5.4 Class 3: Priority Tax Claims (Section 507(a)(8)). Class 3 Claims shall be paid in full by receiving deferred even quarterly cash payments commencing on the first day of the calendar quarter at least 90 days after the Effective Date and continuing over a period of six years from the date of the claims’ assessment, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claim. The IRS has withdrawn its proof of claim and confirmed there are no amounts due priority pursuant to 11 U.S.C. § 507(a)(8).

5.5 Class 4: Secured Claim of Axient. The Debtor will treat the Axient claim as if it were a Class 1(b) Funding Lender claim for $30,000. Axient may elect to receive a Series A Senior Note or a Series B Note. Unless the Claimant affirmatively elects either such note it will receive the securities described in Section 5.2(b) herein. To maintain the same treatment as agreed to under a Stipulation between the Debtor and Axient related to Axient’s treatment under the First Amended Joint Plan of Reorganization, one year after the Effective Date Axient may demand that the Reorganized Debtor repurchase all the securities so received for $33,000 (the “Put”). The Debtor’s liability under the Put may be met by a third party. Axient’s Allowed Unsecured Claim of $250,000 shall be included in, and treated as, a Class 7 Claim.

5.6. Class 5: Secured Claim of Cisco. The Holder of the Class 5 Claim, Cisco, shall retain all of its liens in the subject 32 Compaq servers. The Debtor will issue Cisco Series B Convertible Notes for $120,000 in full settlement of both Cisco’s Class 1(a) Administrative Claim and Secured Claim and Cisco will transfer the ownership of the Compaq Servers to the Debtor. Cisco’s Allowed Unsecured Claim shall be included in, and treated as, a Class 7 Claim. Cisco’s Class 1(a) Claim is treated in its entirety in this section, Section 5.6, of the Plan and will receive no separate or additional consideration on account of Section 5.2(a) of this Plan.

5.7. Class 6: Secured Claim of American Fire Equipment Sales and Services Corp. To the extent that Fire Equipment holds an Allowed Secured Claim, Fire Equipment shall retain all of its liens in the subject fire suppression system. The Debtor shall consent to the return of the fire suppression system in full satisfaction of, and release, of all claims of any type and description by Fire Equipment against the Debtor. Any deficiency shall be treated as a Class 7 Claim.

5.8. Class 7: Unsecured Creditors Claims. Class 7 Claimants shall receive each claimant’s pro rata share of the Class 7 Securities Pool based on the even dollar amount of each Allowed Unsecured Claims plus one Creditor Trust Unit for each even $1.00 of each Allowed Unsecured Claims. The Class 7 Securities Pool will hold the following: 500,000 or 10% of VTEC’s Common Shares actually issued under the Plan, which ever is less, plus for each VTEC Common Share issued to the Class 7 Securities Pool, the Class 7 Securities Pool will receive four VTEC Warrant Units. In addition, the Class 7 Securities Pool shall receive 100,000 Common Shares in each Operating Subsidiary plus 400,000 Operating Subsidiary Warrant Units. The Debtor and the Co-Proponents shall each have the authority to issue such additional shares of the Reorganized Debtor and Operating Subsidiaries to the Class 7 Securities Pool so that each Class 7 Allowed Claimant shall hold at least 100 units of any security excluding the Trust Units.

5.9 Class 8: Preferred Stock Equity Interest Claims. All of Class 8 Equity Interest Holder’s Claims for Old Preferred Stock of Debtor shall be canceled by operation of this Plan. Therefore, the Class 8 Equity Interest Holders shall retain none of their Old Preferred Stock or any other interests in the Debtor, the Reorganized Debtor or the Operating Subsidiaries. In settlement of any claims against the Debtor in the form of an executed release to be provided thereto, the Class 8 Interest Holder’s may receive, only in exchange for a formal release against the Debtor and all the Co-Proponents of such parties potential claims as a creditor and not on account of their status as a shareholder, two VTEC Warrant Units for each ten dollars ($10.00) invested in the Debtor’s Preferred Stock and one Operating Subsidiary Warrant Unit in each Operating Subsidiary for each twenty dollars ($20.00) invested in the Debtor’s Preferred Stock.

5.10 Class 9: Common Stock Equity Interest Claims. All of Class 9 Equity Interest Holder’s Claims for Old Common Stock of Debtor shall be canceled by operation of this Plan. Therefore, the Class 9 Equity Interest Holders shall retain none of their Old Common Stock or any other interests in the Debtor, the Reorganized Debtor or any of the Operating Subsidiaries.

5.11	Disputed Claims And Interests.

(a) The Debtor or the Reorganized Debtor and its attorneys may file on or before ninety (90) days from the Effective Date of the Plan:

(1)	an objection to any claim;

(2)	a motion to determine the extent, priority, or amount of any secured or other claim; or

(3)	a complaint to determine the validity, priority or extent of any lien or other interest in property of the Debtor's estate.

     Copies of responsive pleadings to all such objections, motions, or complaints must be served upon the Reorganized Debtor's attorney, Mark Giunta, Esq., or any successor attorney for the Reorganized Debtor.

5.11 Treatment of Objections. Where objections are made to any claim or to any motions or proceedings filed in regard to any lien, claim, or privilege, any payments or distributions of securities that are due in accordance with the Plan shall be held in trust by the Reorganized Debtor, subject to the Bankruptcy Court's jurisdiction, in an interest-bearing or escrow account or accounts in Phoenix, Arizona, which account or accounts shall be federally insured (in the event of a distribution of a cash payment) and segregated unless otherwise stated herein or, in the alternative, one or more of the following will be provided:

(a)	a letter of credit or other bond; or

(b)	certificates of deposit or other security satisfactory to the Court to assure the payment of the claim.

(c)	Within thirty (30) days after entry of a final, non-appealable order resolving any disputed claim, lien or privilege, payment, including accrued interest, or securities shall be distributed to the claimant (subject to the terms of the Plan) or any other entity entitled to distribution in accordance with the Bankruptcy Court's order.

5.12 Penalty Claims. No creditor, whether secured, unsecured, priority, or non-priority, shall be entitled to any fine, penalty, exemplary or punitive damages, late charges, default interest, or any other monetary charge relating to or arising from any act or omission by the Debtor, and any claim for such sums shall be deemed disallowed, whether or not a specific objection to the allowance of such sums is filed. Creditors with allowed, secured claims shall be entitled to reasonable attorneys' fees and interest at a non-default rate, subject to the limitations of Section 506 of the Bankruptcy Code.

5.13 Unclaimed Distributions. All distributions of money or securities under the Plan which are returned by the Post Office undelivered or which cannot be delivered due to the distributee's failure to provide the Reorganized Debtor with a current address will be retained by the Reorganized Debtor in trust in a federally insured bank (in the event of a distribution of a cash payment) or by the Reorganized Debtor as pertains to all classes except Class 7 and or by the Creditors’ Trustee in the case of a Class 7 distribution. After the expiration of six (6) months from the date of the first attempted distribution, any unclaimed securities and all future distributions will vest in the Reorganized Debtor or the Creditor’s Trust, as the case may be, free of any claim of the distributee. The Creditors’ Trust will open a securities account and any such unclaimed securities will be deposited into this account for the benefit of the Creditors’ Trust. The Trustee shall have the authority to sell such securities and use the proceeds for the benefit of the Creditors’ Trust.

ARTICLE VI POST CONFIRMATION MANAGEMENT OF THE REORGANIZED DEBTOR

6.1 The Board of Directors and Corporate Officers. Notwithstanding the issuance of securities pursuant to this Plan, some or all of which may give full voting rights to holders of those securities, on the Confirmation Date the Board of Directors of the Debtor will change to the individuals designated below and the initial Board of Directors of the Reorganized Debtor shall also consist of those persons designated below. If a director, designated as a member of the initial Board of Directors of the Reorganized Debtor, is unable to complete his tenure, the remaining directors shall appoint a new director.

Name	Office	Remuneration

Michael S.	Chief Executive	$12,000 per month and $1,200
Williams	Officer and Chairman	per month per formed and
	of the Board	active Operating Subsidiary
unless not on the board of such
entity.

Lanny R. Lang	Vice President,	$8,000 for the Debtor and $800
	Secretary, Treasurer	per month per formed and
	and Director	active Operating Subsidiary
unless not on the board of such
entity.

     Unless Officers and Directors of the Operating Subsidiaries are elected or appointed prior to the Effective Date, the above officers and directors shall also serve as the initial officers and directors of the Operating Subsidiaries until such entities hold their first shareholder meeting and successors are duly elected. Messrs. Williams and Lang agree to take securities for any claim that accrues hereunder between the Confirmation Date and the Effective Date as if such amounts were additional Class 1(c) Claims. After the Effective Date if the Debtor or VTEC or an Operating Subsidiary has insufficient funds to pay such amounts, then Williams and Lang will defer such compensation in exchange for accumulating interest on unpaid amounts at 12% or take payment in the form of securities to be issued by the Reorganized Debtor at fair market value. Williams and Lang will qualify for employee stock option grants under VTEC’s Equity Incentive Plan at fair market value. As to the Operating Subsidiaries, after the Confirmation Date, if Williams and Lang are active in the management of the subsidiaries, they will receive compensation commensurate with the operating of such entity including potential awards under such subsidiary’s Equity Incentive Plan.

6.2 Qualifications of Directors and Officers. The qualifications of the individuals who will constitute the initial Board of Directors and serve as Officers of the Debtor and the Reorganized Debtor are as set forth in an Exhibit to the Disclosure Statement.

6.3 Compensation of Directors and Officers. The prior table shows the initial proposed annual remuneration and fees of those individuals who will be the directors and officers of the Debtor and the Reorganized Debtor, when it is formed, anytime immediately following the Confirmation Date of the Plan. However, payment of such remuneration is subject to the ability of the Reorganized Debtor to make such payments without endangering the operating ability of the Reorganized Debtor and ensuring the continued feasibility of the Plan. Any salaries unable to be paid will be deferred and accrue interest at 12%. There are no employment contracts between either the Debtor or the Reorganized Debtor and the proposed officers and directors listed above.

     The Debtor and the Co-Proponents propose the adoption, upon the Effective Date, of an “Equity Incentive Plan” covering the issuance of up to 3,000,000 shares of common stock, at fair market value, for the officers, directors and key employees of VTEC and each of its Operating Subsidiaries. The proposed form of equity incentive plan for VTEC and each Operating Subsidiary is attached hereto as Exhibit 3. A vote to accept this Plan shall constitute an affirmative vote in favor of the adoption of such Equity Incentive Plans and shall be deemed to be the equivalent of a shareholder vote allowing such plans to qualify as “qualified equity incentive plans” for all purposes under the IRS Code. As a Co-proponent of this Plan, by virtue of confirmation of this Plan, VTEC shall be deemed to have voted, as the majority shareholder of each Operating Subsidiary, in favor of the adoption of such equity incentive plan for each Operating Subsidiary.

     The awarding of any such options under the approved equity incentive plans shall be subject to sole discretion of the Board of Directors of each specific entity and the terms of such equity incentive plans.

     The directors of the Reorganized Debtor will also be authorized to approve reimbursement to its officers and directors for actual expenses incurred, compensation to directors for attendance at meetings of the board of directors, and the salaries and fees for corporate officers set forth above following the Effective Date. Nevertheless, the Reorganized Debtor's initial corporate board has no plans to approve any such increased compensation for directors or officers, other than as described in the Disclosure Statement and this Plan.

6.4 Meetings of Directors and Selection of New Directors. Following the Effective Date of this Plan, the board of directors of the Reorganized Debtor shall meet monthly for six months. The initial board of directors shall serve until the next meeting of shareholders held pursuant to the Articles of Incorporation and/or Bylaws of the Reorganized Debtor.

ARTICLE VII
ANTICIPATED POST CONFIRMATION LITIGATION

     The Debtor will review the Proofs of Claims filed in this case by alleged creditors when submitted. The only contemplated post confirmation litigation by the Debtor are objections to the allowance of certain claims that may be filed by the Debtor.

     The balance of all Causes of Action, regardless of their state of litigation, including but not exhausted by all preference and avoidance actions, fraudulent conveyance actions, potential fraudulent transfer against MP3.com, Inc., and actions against former directors and officers, held by the Debtor will be transferred upon the Effective Date to the Creditor Trust for the benefit of unsecured creditors.

ARTICLE VIII
ACCEPTANCE AND REJECTION OF EXECUTORY CONTRACTS

     In accordance with 11 U.S.C. § 365, the Debtor hereby does not accept or assume any executory contracts and unexpired leases except those executory contracts and unexpired leases already paid in full by the Debtor, including, if applicable, the Debtor’s Directors and Officers Liability Policy.

     Pursuant to 11 U.S.C. § 365, the Debtor hereby rejects any and all executory contracts and leases not already rejected except as noted elsewhere in this Article.

     Any person or entity injured by such rejection shall be deemed to hold an unsecured claim against the Debtor to the extent allowed, and, unless a prior bar date has not been established by the Court, within ten (10) days before the initial hearing on confirmation of the Plan, must file a proof of claim for any damages resulting therefrom or be forever barred from asserting any claim. The Debtor reserves the right to apply to the Bankruptcy Court at any time prior to confirmation of the Plan to reject any and all other contracts which are executory.

ARTICLE IX
DESCRIPTIONS OF SECURITIES TO BE ISSUED

IN SATISFACTION OF CLAIMS AND INTERESTS

9.1	Identification and Attributes of Securities.

	(a)	VTEC Securities.

		(1)	VTEC Common Shares: Each share of VTEC Common Stock shall be fully paid, non-assessable, and entitled to one vote per share.

(2)

VTEC Warrant Unit: A VTEC Warrant Unit shall consist of six warrants to purchase newly issued common stock in the Reorganized Debtor. The warrants will be issued as a unit with a separate CUSIP number. As warrants expire or are exercised, VTEC, in its sole option, may choose to issue a New Unit, create other combination Units or may detach the warrants. These warrants are:

			(a)	one “A Warrant” which will allow the holder to purchase a share of common stock for $2.00, expiring eighteen months after the Effective Date ;

			(b)	one “B Warrant” identical to the A Warrant;

			(c)	one “C Warrant” which will allow the holder to purchase a share of common stock for $3.00, expiring eighteen months after the Effective Date;

			(d)	one “D Warrant” identical to the C Warrant;

			(e)	one “E Warrant” which will allow the holder to purchase a share of common stock for $4.00, expiring eighteen months after the Effective Date;

			(f)	one “F Warrant” identical to the E Warrant;

		(3)	Other VTEC Unit Terms. The exercise prices of the warrants in the VTEC Warrant Unit may be lowered from time to time for such periods as determined by the VTEC Board in its sole discretion and the expiration dates of the warrants in the VTEC Warrant Unit may be extended from time to time at the discretion of VTEC. All the warrants in the VTEC Warrant Unit shall be subject to a Call anytime by the Reorganized Debtor but the holders would have 20 days from the mailing of the Call notice to the Warrant Holders address of record to exercise the right to purchase new common stock associated with said warrants. The stock and warrants are immediately detachable from the Unit at the discretion of the Reorganized Debtor and may be regrouped into different Units at the option of the Reorganized Debtor. The specific exercise terms and restrictions of the VTEC Warrant Unit may be modified at any time by the VTEC Board to maintain the most flexibility and capacity for the Reorganized Debtor to maintain the most NOL value and limit claims of any Change of Control testing event as defined in the Code.

(b)	Operating Subsidiary Securities

(1)

Operating Subsidiary Common Shares. Each share of Operating Subsidiary Common Stock shall be fully paid, non-assessable, and entitled to one vote per share in matters pertaining to each respective Operating Subsidiary.

	(2)	Operating Subsidiary Warrant Unit. Each Operating Subsidiary Warrant Unit shall consist of six warrants of such subsidiary. These warrants are:

		(a)	one “A Warrant” which will allow the holder to purchase a share of common stock for $2.00, expiring eighteen months after the Effective Date ;

		(b)	one “B Warrant” identical to the A Warrant;

	(c)	one “C Warrant” which will allow the holder to purchase a share of common stock for $3.00, expiring eighteen months after the Effective Date;

	(d)	one “D Warrant” identical to the C Warrant;

	(e)	one “E Warrant” which will allow the holder to purchase a share of common stock for $4.00, expiring eighteen months after the Effective Date;

	(f)	one “F Warrant” identical to the E Warrant;

(3)

Other Operating Subsidiary Common Stock and Warrant Unit Terms. The exercise prices of any of the Operating Subsidiary warrants may be lowered from time to time to amounts and for periods to be established by and at the discretion of the respective Boards of Directors of each Operating Subsidiary and the expiration dates of any of the Operating Subsidiary warrants may be extended from time to time at the discretion of the respective Boards of Directors of each Operating Subsidiary. All the Warrants shall be subject to a Call anytime by the Operating Subsidiaries Board of Directors but in the event of any Call the holders would have 20 days from the mailing of the Call notice to exercise the right to purchase new common stock associated with said warrants. The Operating Subsidiaries may not Call or fail to extend the Warrants without the approval of VTEC. The stock and warrants are immediately detachable from the Operating Subsidiary Units at the discretion of the Reorganized Debtor as part of the Plan’s implementation and thereafter at the discretion of the issuing Operating Subsidiary’s Board of Directors and may be regrouped into different Units at the option of such Board of Directors.

The Operating Subsidiary Common Shares issued to Classes 1(a) and PLG Lenders in Class 1(b) who elect Class 1(a) treatment will not be diluted in the event of an Initial Change Of Control Acquisition Or Merger.

     (e) The Series A Senior Notes. The Series A Senior Notes will be transferable notes issued in $10 denominations. No partial notes will be issued but rounded up to the next whole $10 amount. The Series A Notes will bear interest at 10% per annum due at maturity. The Series A Senior Notes may be prepaid at any time and mature five years after the Effective Date.

     (f) The Series B Notes. The Series B Notes will be transferable, convertible notes issued in $10 denominations. No partial notes will be issued but rounded up to the next whole $10 amount. The Series B Notes will bear interest at 5% per annum due at maturity and the principal and accrued interest of the Series B Notes will convert into VTEC Common Shares at $.75 per share. These Series B Notes may be prepaid at any time and mature five years after the Effective Date.

9.2 Distribution of Securities.

     The Debtor will distribute the following securities within 120 days of the Effective Date. Regardless, until such securities are issued, the claim holders receiving securities will possess all the rights and benefits of all such securities including the right to transfer their interest in any note or security on the books of the Reorganized Debtor or any Operating Subsidiary to other holders prior to the formal distribution. The Reorganized Debtor shall require that any such transfers shall require customary stock powers, signature guarantees, corporate or other resolutions and affidavits, legal opinions and purchase agreements prior to being effective.

     (a) Up to 500,000 VTEC Common Shares, 2,000,000 VTEC Warrant Units, both as may be adjusted for actual shares issued, plus 100,000 Common Shares of each of the Operating Subsidiary and 400,000 Operating Subsidiary Warrant Units shall be issued to the Class 7 Securities Pool.

     (b) The Debtor shall issue shares of VTEC Common Stock and certificates representing the VTEC Warrant Units to each claimant the elects to be paid on the Effective Date with securities issued under the Plan in accordance with the proposed Plan treatment.

     (c) The Unsecured Creditors shall receive their pro rata percentage of securities from the Class 7 Securities Pool and their pro rata share of the Trust Units based on their Allowed Claims. Upon the Effective Date all such Common Shares will be deemed fully paid and non-assessable and shall be entitled to one vote each.

     (d) Under the Plan, the Debtor will distribute securities of the Reorganized Debtor and securities of each of the Operating Subsidiaries to settle its administrative and other claims and its unsecured debts, certain employee obligations, Aztoré’s claims and the claims of the Funding Lenders. If the Debtor increases the Funding Lender Notes by borrowing approximately $100,000 additional from Aztoré and all but approximately $133,100 of administrative claimants elect to take Series A Senior Notes, the ownership of the Reorganized Debtor and the Operating Subsidiaries will be as shown on the chart below.

				Operating	Operating
	VTEC	VTEC	Trust	Subsidiary	Subsidiary
Creditor Group	Shares	Units	Units	Shares	Units(a)
Aztoré	2,875,000	5,750,000
Funding Lenders	1,010,100	4,040,400		63,200	252,800
Post Petition Employees	348,100	576,000		31,000	25,000
Unsecured creditors	500,000	2,000,000	8,500,000	100,000	400,000
Admin claims who elect	266,800	1,067,200		16,675	66,700
securities
VTEC				4,790,000
Class 8		8,000,000			4,000,000

Total common shares	5,000,000			5,000,000

     This Chart does not include a representation of the Active Professionals Claimants from Class 1(a) who also shall have a priority beneficial interest in the Creditors’ Trust.

9.4 Dividends.

     No dividends have ever been paid by the Debtor. The declaration of any future cash or stock dividends will be made at the discretion of the Reorganized Debtor’s board of directors. It is anticipated that any income received by the Reorganized Debtor or the Operating Subsidiaries will be devoted to such entities’ future operations. The Co-Proponents do not anticipate the payment of cash dividends on the Reorganized Debtor's or Operating Subsidiaries’ common stock in the foreseeable future, and any decision to pay dividends will depend on the Reorganized Debtor's or each Operating Subsidiaries’ profitability, funds legally available there for and other factors.

9.5 Transfer Agent. The registrar and transfer agent for the stock, the warrants, the Series A Senior Notes and the Series B Notes issued pursuant to the Plan will be a qualified stock transfer agent or note agent, as required, as selected by the Board of Directors of each entity. Such Boards may also elect to have such corporation act as its own transfer, warrant and note agent without requiring any bond and such entity may change customary agency fees for services.

9.6 SEC Reporting. The Debtor is not currently subject to the reporting requirements of the Exchange Act. VTEC and the Operating Subsidiaries expect to voluntarily subject themselves to the requirements of the Exchange Act when they have capital available for the necessary filings. Being subject to the Exchange Act will allow VTEC and the Operating Subsidiaries to trade on the Over the Counter Bulletin Board System (the “OTC Bulletin Board) rather than on the “Pink Sheets.” Trading on the OTC Bulletin Board generally offers holders of securities enhanced liquidity.

9.7	Resale of Securities.

     (a) Resales in General. In general, securities issued by a debtor in a Chapter 11reorganization to a creditor on account of a claim may be resold by such recipient without further registration under the Exchange Act or other laws, in reliance on the exemption from registration provided by the Bankruptcy Code. This exemption does not apply to holders who are deemed “underwriters” with respect to such securities, as the term “underwriter” is defined in the Bankruptcy Code.

     Section 1145(b)(1) of the Bankruptcy Code provides that “except with respect to ordinary trading transactions,” an entity is an “underwriter” if such entity: (i) purchases a claim against or interest in a debtor with a view to distribution of any security received in exchange for such claim or interest; (ii) offers to sell securities offered or sold under the Plan for the holders of such securities (except certain offers to sell fractional interests); (iii) offers to buy securities offered or sold under the Plan from the holders of such securities if the offer to buy is made with a view to distributing such securities and the offer to buy if made under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan of reorganization; or (iv) is an issuer with respect to a reorganized debtor's securities, as the term “issuer” is used in § 2(11) of the Securities Act.

     In the context of the Plan, an “issuer” under § 2(11) of the Securities Act includes any person directly or indirectly controlling or controlled by the Debtor or any person under direct or indirect control with the Debtor. Whether a person is an “issuer” and, therefore, an “underwriter” for purposes of § 1145(b) of the Bankruptcy Code depends upon a number of factors, including the relative size of the shareholder's equity interest in the Debtor; the distribution and concentration of other equity interests in the Debtor; whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions; and whether the person actually has such power notwithstanding the absence of formal indicia of control.

     Because of complex and subjective issues involved in determining issuer and underwriter status, creditors and equity interest holders are urged to consult with their attorneys concerning whether they will be able to trade freely any securities they are to receive under the Plan. NEITHER THE DEBTOR NOR ANY OF ITS REPRESENTATIVES MAKE ANY REPRESENTATIONS AS TO WHETHER ANY SECURITIES ISSUED PURSUANT TO THE PLAN, ONCE PLACED IN THE HANDS OF RECIPIENTS UNDER THE PLAN, MAY BE FREELY TRADED. Persons who may be underwriters must either register the securities under the Securities Act in connection with a resale or use an applicable exemption from registration.

     The Reorganized Debtor is not obligated to register securities issued pursuant to the Plan or to assist holders of such securities in establishing an exemption from registration. Accordingly, any entity becoming a holder of such securities who is determined to be an underwriter may be able to dispose of the securities only in limited circumstances.

     If the Reorganized Debtor has reason to believe that a recipient of its securities pursuant to the Plan may be an underwriter, the Reorganized Debtor may require from such recipient a statement that the recipient is aware of Section 1145 of the Bankruptcy Code and the requirements of the Securities Act regarding resale of those securities and that those securities held by such recipient will be sold in compliance with the Securities Act.

     (b) State “Blue Sky” Laws. State laws affecting resales of securities issued in connection with bankruptcy reorganizations may vary. Those who become holders of securities issued pursuant to the Plan should consult with their attorneys concerning the applicability of any state law affecting resales of such securities.

     (c) Listing and Trading. IT IS ADVISABLE FOR EACH RECIPIENT OF SECURITIES ISSUED PURSUANT TO THE PLAN TO CONSULT INDEPENDENT COUNSEL PRIOR TO SELLING THOSE SECURITIES. ALL CREDITORS AND EQUITY HOLDERS ARE ALSO URGED TO CONSULT COUNSEL REGARDING TAX CONSEQUENCES OF THE PLAN AND, IN PARTICULAR, ANY TAX CONSEQUENCES OF RECEIVING SECURITIES UNDER THE PLAN. The securities issued under the Plan will only trade if the Reorganized Debtor or the Operating Subsidiaries apply with a member of the National Association of Securities Dealers. The Debtor believes that the proposed management of the Reorganized Debtor and the Operating Subsidiaries will be able to attract a sponsoring broker-dealer but such sponsorship will require audits of each entity and registration under the Exchange Act. Both of these activities require capital investment and there is no assurance that such additional capital will be available.

     (d) Restrictions related to the maintenance of NOL’s. There are various rules limiting the maintenance of the Reorganized Debtor’s NOL’s if there are changes of control of the Reorganized Debtor. All Shares and Warrants issued by the Reorganized Debtor will have a legend restricting the ability of any shareholder or shareholder affiliate from acquiring more than 4.99% of the Reorganized Debtor’s Stock or Warrants without the Reorganized Debtor’s approval. There are no NOL restrictions on Holders of Operating Subsidiaries shares or warrants. Holders of less than 4.99% of the Reorganized Debtor may sell their stock without impact as long as the buyer of such stock owns after the acquisition less than 4.99% of the Reorganized Debtor. In the event a holder accumulates more than 4.99% this sale will be void. In addition, any warrants to be issued that would violate the NOL rules will be void.

     (e) Timing of Reorganized Debtor Warrant Exercise. When a Holder exercises their VTEC Warrants, whether voluntarily or in response to a Call, such Warrants will be accumulated and exercised at the convenience of the Reorganized Debtor, but not less than monthly, to avoid or minimize multiple “change testing dates” which could negatively impact the maintenance of the NOL’s.

ARTICLE X
POST CONFIRMATION BUSINESS OPERATIONS

     After the Effective Date, the Reorganized Debtor will continue its business through the Operating Subsidiaries and manage its affairs without supervision by the Bankruptcy Court except as expressly set forth herein, and it may enter into agreements to transfer, convey, encumber, use and lease any and all of its assets.

ARTICLE XI
OWNERSHIP OF THE DEBTOR’S ASSETS AND CAUSES OF ACTION

11.1 The Assets. Excluding the Causes of Action and the Causes of Action Proceeds, as of the Effective Date of the Plan, the Reorganized Debtor and the Operating Subsidiaries shall retain and be vested with ownership of all property of the Debtor's Chapter 11 estate, as defined in 11 U.S.C. § 541, and the Reorganized Debtor shall own all such property free and clear of all liens, claims and interests of any person or entity, except as specifically provided in the Plan or the order confirming the Plan. Not withstanding any statement in this section, all control of, and any benefit arising from, a preference avoidance action against Axient shall be retained and vested with the Debtor.

11.2 The Causes of Action. All the Causes of Action and all the Causes of Action Proceeds shall be conveyed to the Creditors’ Trust.

ARTICLE XII THE CREDITOR’S TRUST

12.1 Purpose of the Creditor’s Trust. The purpose of the Creditor’s Trust is to marshal, maintain, administer, pursue, collect, settle, dispose of and disburse the Trust Property for the benefit of the holders of the Active Professionals Claims included in Class 1(a) and the Allowed Unsecured Claims under Class 7.

12.2 Beneficiaries of Creditor’s Trust. The Active Professionals and the holders of Allowed Unsecured Claims under Class 7 shall be the beneficiaries of the Creditor’s Trust until the claims of the Active Professionals and all the holders of all allowed claims under Class 7 shall be paid. The Claims of the Active Professionals shall be paid with priority and in full by the Creditors’ Trust prior to any payment of the allowed claims under Class 7.

12.3 Appointment by Court Order. In the Confirmation Order, the Creditor’s Trustee will be appointed and will be bound to perform as required by the Plan, provided, however, that the appointment of the Creditor’s Trustee will be subject to the Creditor’s Trustee delivering a bond in a reasonable amount to be determined by the Court.

12.4 Termination of the Unsecured Creditors Committee and Appointment of Creditor’s Trust Trustee and operation of the Creditors’ Trust.

     (a) Prior to the Effective Date of the Plan, the Debtor shall select the Creditor’s Trustee, which Creditor’s Trustee shall be the subject to the approval of the Committee and Debtor shall submit an application for appointment of the Creditor’s Trustee to the Court. The Debtor shall send a copy of said application to all unsecured creditors and said creditors shall have ten days following service to object to the Application and to submit additional names to be considered by the Court. Thereafter, the Court may select and appoint the Creditor’s Trustee.

     (b) On the Effective Date or upon the appointment of the Creditor’s Trustee, whichever is later to occur, the Unsecured Creditors Committee will terminate.

     (c) Termination Events. The authority of the Creditor’s Trustee will be effective as soon as the Creditor’s Trustee is appointed and will remain in full force and effect until:

(1)	payment in full of all the claims of the Active Professionals and all the Trust Unit holders; or

(2)	the liquidation of all Trust Property and distribution of all Trust Property proceeds; or

(3)

the determination by the Creditor’s Trustee in his reasonable business judgment that no further action should be taken with regard to the remaining Trust Property and that no additional distributions will be made

     (d) Termination of the Trust. Upon any of the above Termination Events, the Creditor’s Trustee shall file with the Court a “Notice of Termination” (the “Notice”). The Notice shall be mailed to all holders of Trust Units and state that such Trust Unit may file an objection to the Notice, with a copy to the Creditor’s Trustee within twenty days of filing of the Notice and then a hearing shall be set on such objections. The Notice also shall contain an accounting of the Creditor’s Trust and a summary of action taken by the Creditor’s Trustee to dispose of the Trust Property and the results obtained. The Notice shall certify that the terms of this provision have been satisfied in full and unless an objection is received from a party in interest, the duties and responsibilities of the Creditor’s Trustee shall terminate twenty days after service of the Notice. If a party in interest objects, then the Creditor’s Trustee’s duties and responsibilities will not terminate until the Court has so ruled following Notice and a hearing. Concurrently therewith, the Creditor’s Trustee shall be discharged from all further duties and responsibilities in connection with the Trust Property and the holders of Trust Units. All tax returns and any filings or reports shall have been filed with the appropriate state or federal regulatory authorities and all taxes have been paid prior to termination of the Creditors’ Trustee’s duties. Further, the service of the Creditor’s Trust under the Plan will be subject to the following:

     (e) Tenure, Removal and Replacement of Creditor’s Trustee. The Creditor’s Trustee will serve until resignation pursuant to subsection (1) below, removal pursuant to subsection (2) below, or the completion of his or her duties;

(1)

The Creditor’s Trustee may resign at any time by providing a written notice of resignation to the beneficiaries of the Creditor’s Trust and the Bankruptcy Court. Such resignation will be effective when a successor is appointed as provided herein;

(2)

The Creditor’s Trustee may be removed for cause by Order of the Bankruptcy Court, which may be sought by any Trust Unit holder of the Creditor’s Trust, or upon a vote of greater than 50% of the outstanding Trust Units of beneficiaries of the Creditor’s Trust without Court approval; and

(3)

In the event of a vacancy in the position of the Creditor’s Trustee, whether by removal, resignation, illness, incapacity, or death, the vacancy will be filled by the appointment of a successor Creditor’s Trustee approved by the Bankruptcy Court after appropriate notice and hearing.

     (f) Powers and Duties of the Creditor’s Trustee. The Creditor’s Trustee shall marshal, maintain, administer, pursue, collect, settle, dispose of, and disperse the Trust Property for the benefit of Allowed Unsecured Claim holders of Class 7. Effective on the Effective Date, the Creditor’s Trustee will be the representative of the Estate as that term is used in Bankruptcy Code §1123(b)(3)(B) and will have the rights and powers provided for in a Bankruptcy Code in addition to any rights and powers granted herein to pursue the Causes of Action. In his or her capacity as the representative of the Estate, the Creditor’s Trustee will be the successor in interest to the Debtor with respect to the Causes of Action. The Creditor’s Trustee will hold all right, title and interest in and to the Causes of Action on behalf of the beneficiaries of the Creditor’s Trust and will pay from the Creditor’s Trust all ordinary and necessary costs of protecting, preserving, investigating and pursuing the Causes of Action. The Creditor’s Trustee will administer the Creditor’s Trust, will liquidate the Causes of Action of the Creditor’s Trust, and will make distributions from the Creditor’s Trust all in the accordance with the terms of the Plan. Unless otherwise excused or exempted from doing so by the Bankruptcy Code, the Creditor’s Trustee will abide by all laws including tax laws and regulations, and will prepare or cause to be prepared all local, state, or federal tax returns, filings, and/or reports that are necessary or appropriate. The Creditor’s Trustee shall also have the power to settle any of the Causes of Action. That Creditor’s Trustee shall have the power to retain and employ, for reasonable compensation and upon reasonable terms professional persons, including but not limited to appraisers, accountants, brokers, attorneys, and clerical assistants to assist in the administration and liquidation of the Trust Property. The Creditor’s Trustee shall have power to borrow funds on reasonable business terms to finance the investigation and litigation of the Causes of Action.

     (g) Distribution of Proceeds. Proceeds from the liquidation of the Causes of Action shall be disbursed in the following manner and order:

(1)	First, to satisfy any valid loans that have been obtained by the Creditor’s Trust for purposes of financing the Creditor’s Trust activities;

(2)

Second, to pay all costs and expenses related to the care and maintenance of the Trust Property, including but not limited to, the expenses of the Creditor’s Trust (including the fees and expenses of the Creditor’s Trustee and his or her professionals) and the expenses related to prosecution of the Causes of Action and to pay the Active Professionals Claimants included in Class 1(a) on a pro-rata basis in full for remaining fees and costs owed as of the Effective Date. All unpaid fees and costs of the Active Professionals, any fees and costs of the Active Professonals incurred post- Effective Date and all costs and expenses of the Creditor’s Trustee and his or her professionals shall have administrative priority pursuant to 11 U.S.C. section 507 and 503(b) over all other obligations of the Creditor’s Trust.

(3)

Third, to establish and fund a reserve account of no less than $50,000 to provide for future expenses of the Creditor’s Trust (the initial reserve account shall be established by the conveyance of $50,000 from Causes of Action Proceeds free and clear of liens by the Debtor to the Creditor’s Trust on the Effective Date);

(4)

Fourth, to pay holders of Trust Units on a pro-rata basis with any amounts attributable to an unsecured claim that is still a Disputed Claim as of the date of the distribution being set aside in a separate interest bearing account pending determination by the Court as to whether or not the Claim is an Allowed Unsecured Claim.

     (h) Compensation of the Creditor’s Trustee. The Creditor’s Trustee shall be compensated on an hourly basis and shall not receive compensation until such time as the Creditor’s Trustee files with the Court a written application requesting compensation which includes, at a minimum, a written detailed time statement setting out each task performed and the amount of time spent for each task as well as quarterly reports discussed below. When said application is filed, the Creditor’s Trustee shall send notice to all remaining Trust Unit holders of the Creditor’s Trust. Thereafter, all parties will have fifteen days from service of the notice to object to compensation requested.

     (i) Reporting Requirements. Beginning with a date which is 90 days after the effective date, and continuing quarterly thereafter until the final distribution under the Creditor’s Trust, the Creditor’s Trustee will provide written reports to those Trust Unit holders who request special notice from the Creditor’s Trustee on or after the Effective Date. The reports will provide information on collections and disbursements, administrative costs, settlements, and the Creditor’s Trustee’s ongoing efforts to administer the Trust Property.

     (j) Limitation on Liability. Subject to applicable law, the Creditor’s Trustee will not be liable for any act he or she may do or omit to do as Creditor’s Trustee hereunder while acting in good faith and in the exercise of his or her reasonable business judgment; nor will the Creditor’s Trustee be liable in any event except for his or her own gross negligence or willful fraud or willful misconduct. The foregoing limitation on liability also will apply to any person, including professionals, employed by the Creditor’s Trustee and acting on behalf of the Creditor’s Trustee in the fulfillment of the Creditor’s Trustee’s duties hereunder.

     (k) Transfer of Trust Property to the Creditor’s Trust. Except as otherwise provided in the Plan, title to the Trust Property, including the Causes of Action and the $50,000 from the Causes of Action Proceeds, will pass to the Creditor Trust on the Effective Date free and clear of all claims and equity interest in accordance with Bankruptcy Code §1141. Note that no other Causes of Action Proceeds, other than the $50,000 described herein, shall be transferred by the Debtor to the Creditor’s Trust. The Creditor’s Trustee will pay or otherwise make distributions on account of the Active Professional’s pro rata claim amounts and thereafter the Trust Unit holders in accordance with the terms of the Plan.

     (l) Effect of Transfer. For federal and applicable state income tax purposes, the transfer of the Trust Property to the Creditor’s Trust will be a disposition of the Trust Property directly to and for the benefit of the beneficiaries of the Creditor’s Trust in partial satisfaction of their claims, immediately followed by a deemed contribution of the Trust Property by the beneficiaries to the Creditor’s Trust. The beneficiaries will be treated as the grantors and deemed owners of the Creditor’s Trust.

     (m) Preservation of Debtor’s Claims, Demands and Causes of Action. All claims and Causes of Action of any kind or nature whatsoever held by, through or on behalf of the Debtor and/or its Estate against any other person, including, but not limited to, all Avoidance Actions, and all claims or Causes of Action arising before the Confirmation Date which has not been resolved or disposed of prior to the Confirmation Date are preserved in full for the benefit of the Creditor’s Trust. The Creditors’ Trust shall be entitled to name the Reorganized Debtor or the Debtor as a nominal party to any claim but shall provide indemnification for any liability that may arise form such action pursuant to a formal agreement to be executed with the RLOC agreement.

     (n) Further Documentation. Within sixty (60) days of Confirmation, the Debtor shall execute any and all further documents and instruments which may be reasonably required to establish the Creditor’s Trust and to assist the Creditor’s Trustee in his or her responsibilities and upon the terms set forth herein.

     (o) Schedule of Distributions. Distributions shall be made to the Trust Unit holders on semi-annual distribution dates to be determined by the Creditor’s Trustee, except that no distribution shall be necessary when, in the Creditor’s Trustee’s discretion, the Creditor’s Trustee determines that insufficient funds exist in the accounts considering the likely costs and expenses which the Creditor’s Trust is likely to incur and the likely income available to the Creditor’s Trust for the reasonable future.

     (p) Return Distributions. All distributions to Class 7, which are returned by the United States Post Office undelivered, or, which cannot be delivered due to lack of a current address will be retained by the Creditor’s Trustee for said distributee. After the expiration of six (6) months from the date of the first attempted distribution, any unclaimed securities and all future distributions will vest in the Creditor’s Trust, free of any claim of the distributee. The Creditors’ Trust will open a securities account and any such unclaimed securities will be deposited into this account for the benefit of the Creditors’ Trust. The Trustee shall have the authority to sell such securities and use the proceeds for the benefit of the Creditors’ Trust or the Creditors’ Trust may distribute the securities if it bears all transfer fees.

12.5	Further Obligation of Debtor and the Reorganized Debtor.

     (a) Access to Documents. Upon Confirmation, the Reorganized Debtor and will be in possession of various documents and information that may be needed by the Creditor’s Trust for purposes of investigating and pursuing the Causes of Action. Among other things, Debtor has documentation and information containing information about or related to accounts receivable, accounts payable, payments to vendors and other third parties that took place within one year preceding the following bankruptcy, employee agreements, equipment leases, equipment purchase agreements, vendor agreements, investigative reports, demand letters, stockholder agreements, due diligence files, marketing agreements, ledgers, invoices, financial statements, corporate records, stock bond offering documents, stock and bond purchase agreements, loan documents, security agreements, license agreements, etc.

     (b) Storage of Documents. The Reorganized Debtor agrees to store all such documents for at least two years at their business location and to maintain all of Debtor’s and the Estate’s computerized records including all accounting information until Creditor’s Trust is terminated at no cost to the Creditor’s Trust. All accounting information and other computerized records of the Debtor and the Estate shall be “backed up” by the Reorganized Debtor. The Reorganized Debtor shall provide Creditor’s Trustee, the Trustee’s representatives and professionals with liberal access to all such documentation and information at no cost to the Creditor’s Trust. However, the Reorganized Debtor may elect to transfer all computerized records of the Debtor and the Estate onto a segregated computer system to which Creditor’s Trustee, the Trustee’s representative and professionals shall be given liberal access during regular business hours. The Creditor’s Trustee, the Trustee’s representatives and professionals may make such other arrangements with the Reorganized Debtor for the maintenance and access of documents and information as may be reasonably agreed to between the parties. Two years after the Effective Date, the Reorganized Debtor may notify the Creditor’s Trustee, via written notice, of its intent to dispose of any of the documents. The Creditor’s Trustee shall have thirty days from receipt of such notice to notify the Reorganized Debtor of any documents that the Creditor’s Trustee would like transferred to a different storage site. Upon receipt of such notice, the Reorganized Debtor and the Creditor’s Trustee shall cooperate in effectuating such transfer in a manner, which will preserve the integrity of the documents and the validity of such documentation for use in pursuit of any of the Causes of Action. Any and all of the above-referenced documentation information may be copied at the request of Creditor’s Trustee or the Trustee’s representatives or professionals and such cost of $.10 per copy will be borne by the Creditors’ Trust. Any research assistance provided by the Reorganized Debtor exceeding a cumulative total of 100 hours will be billed to the Creditors’ Trust at $100 per hour.

     (c) Audit and Work paper access. If the Reorganized Debtor has audits performed, the Reorganized Debtor will request its auditors provide the Creditors’ Trustee access to such audits and all of auditor’s work papers with backup documents within ten days of receipt of a final audit. Further, the Reorganized Debtor agrees to request that its auditors to provide copies of all work papers and underlying documentation for the audits to Creditor’s Trustee, Trustee’s representatives and professionals. The Creditors’ Trust shall pay the extra cost of such copies, documentation or delivery charged to the Reorganized Debtor by the auditors.

     (d) Funding of the Creditor Trust provided by the Reorganized Debtor. The Debtor is conveying to the Creditor’s Trust on the Effective Date $50,000 from the Causes of Action Proceeds free and clear of any liens or encumbrances to operate the Creditors Trust.

     Any lien that the NVL lenders, Navedge or the Reorganized Debtor or their successors, have in any of the Causes of Action or Causes of the Action Proceeds are released on the Effective Date of the Plan.

ARTICLE XIII
CONTINUATION AND TERMINATION OF SECURITY INTERESTS

     Unless otherwise provided in the Plan or in the Final Order, all creditors possessing allowed, secured claims shall retain their liens on any of their collateral the Reorganized Debtor acquires to secure payment of all cash or other property to be distributed to them pursuant to the terms of the Plan. Such liens on the Reorganized Debtor's property shall be deemed relinquished and reconveyed to the Reorganized Debtor upon the payment to the holders of such liens of all money, property or securities due them in satisfaction of their allowed, secured claims pursuant to the terms of the Plan.

     Moreover, once any lien is deemed relinquished and reconveyed to the Reorganized Debtor pursuant to the terms of the Plan, the creditor who had claimed such lien shall immediately deliver to the Reorganized Debtor all documents, properly signed and notarized, needed to document the release of the lien according to any applicable state or federal law. If the required documentation is not supplied within one (1) week after demand there for has been made, the Reorganized Debtor may seek an order from the Bankruptcy Court enforcing the lien release provisions of this Plan or entry of an order declaring the lien to be released or void.

     Except as stated previously in this Article, all security interests and liens of any kind in any property the Reorganized Debtor acquires under the Plan shall terminate and shall be deemed to have terminated upon the Effective Date of the Plan

ARTICLE XIV INSURANCE

     The Reorganized Debtor shall maintain insurance on all of its and its subsidiaries' tangible personal and real property in an amount not less than the fair market value of that property and shall keep its and its subsidiaries' property in good repair, reasonable wear and tear excepted.

ARTICLE XV
SATISFACTION OF CLAIMS AND INTERESTS

     All classes of allowed claims and allowed interests shall receive the distributions set forth herein on account of and in complete satisfaction of those allowed claims and interests. Without limiting the foregoing, upon the Effective Date of the Plan, each holder (and each successor of a holder) of an Allowed Claim or an Allowed Interest shall be deemed to have waived, relinquished and released any and all of its rights and claims against the Debtor and the Reorganized Debtor, except as provided in the Plan or the Final Order. The Creditor’s Trust, the Debtor’s note holders and the Debtor’s shareholders retain their rights, if any, to pursue claims and causes of action against the Debtor’s directors, officers and employees, non Debtor third parties and Debtor’s Directors and Officers Insurance.

ARTICLE XVI BINDING NATURE OF THE PLAN

     Upon the entry of the Order Confirming the Plan, the Plan shall bind the Debtor, the Reorganized Debtor, all entities that are to acquire any property under the Plan, all creditors, and all equity security holders, whether or not their claims and interests are impaired under the Plan and whether or not they have accepted the Plan, as determined by § 1141(a) of the Bankruptcy Code.

     This means, in part, that, except as provided by an express order of the Bankruptcy Court or pursuant to the terms of the Plan or the Order Confirming the Plan, all judicial, administrative or other actions or proceedings pending against the Debtor or arising out of claims accrued prior to the confirmation of the Plan shall be permanently enjoined.

ARTICLE XVII
TERMINATION OF THE AUTOMATIC STAY AND DISCHARGE

     The automatic stay imposed by 11 U.S.C. § 362(a) shall terminate when the Final Order becomes non-appealable. Pursuant to Section 1141(a) of the Bankruptcy Code, the entry of the Final Order shall permanently bar the filing and asserting of any claims against the Debtor and the Reorganized Debtor which arose or relate to the period of time prior to the date of entry of that order, except as provided in the Plan or the Order Confirming the Plan. The Creditor’s Trust, the Debtor’s convertible note holders and the Debtor’s shareholders retain their rights, if any, to pursue claims and causes of action against the Debtor’s directors, officers and employees, non Debtor third parties and Debtor’s D&O Insurance.

ARTICLE XVIII IMPLEMENTATION OF THE PLAN.

The Plan will be implemented, in part, as follows:

18.1 Formation of the required entities. No later than immediately prior to the Effective Date, VTEC shall be designated as the Reorganized Debtor with the Directors specified in Article VI. The Debtor, at its option shall take actions to form or acquire the Operating Subsidiaries, by purchasing shares of common stock at either par value or the amount necessary to pay the legal fees and stock issuance fees of formation. Any funding required to form the Operating Subsidiaries or VTEC shall be provided by Aztoré in the form of additional PLG loans or other Funding Lenders in the form of additional PLG or NVLG loans. The Debtor, at its option, can incorporate in any state. The most likely states the Debtor will select are either Nevada or Arizona. The Debtor is authorized to file Articles of Incorporation authorizing up to 200,000,000 common shares and 25,000,000 undesignated preferred.

18.2 Merger. This Plan provides for the reorganization of Debtor through a merger of the Debtor with VTEC. VTEC, incorporated in Nevada, will be the survivor in the merger. The form of merger document is attached as Exhibit 1. VTEC will operate as a holding company. All assets and rights of the Debtor shall be transferred to the appropriate entity in accordance with the Plan. After all liabilities and claims are settled and all assets transferred, the Plan implemented and the Articles of Merger filed, the Debtor shall be dissolved in accordance with Arizona law.

18.3 Election of Directors of the Operating Subsidiaries. The Directors of the Debtor or the Reorganized Debtor will vote to elect the Officers and Directors of each of the Operating Subsidiaries. Unless determined otherwise by the VTEC Board of Directors, the Officers and Directors of each Operating Subsidiary will be identical to the VTEC Officers and Directors until the first shareholders meeting of each Operating Subsidiary, at which time new officers and directors will be elected.

18.4 Licensing of the Visitalk Rights. Each Operating Subsidiary shall, in exchange for an Operating License from the Debtor to each Operating Subsidiary for its Visitalk line of business and related rights, issue VTEC 5,000,000 or more as required for rounding shares of Operating Subsidiary Common Stock and sufficient Operating Subsidiary Warranty Units to allow for the Plan Implementation.

18.5 Create an Employee Equity Incentive Plan. The Board of Directors of each entity created under the Plan will be considered to have adopted an employee Equity Incentive Plan for covering up to 3,000,000 shares of common stock. Acceptance of the Plan is deemed the equivalent of a stockholder vote in favor of the employee Equity Incentive Plan. The form of employee Equity Incentive Plan is attached as Exhibit 3 hereto.

18.6 The Board of Directors of the Debtor or the Reorganized Debtor shall oversee implementation of the Plan and be fully empowered to act for the Debtor to implement the Plan. 18.7 The Debtor shall transfer all the Causes of Action and all Causes of Action Proceeds to the Creditors’ Trust and transfer up to 500,000 VTEC Common Shares, 2,000,000 VTEC Warrant Units (both as adjusted for actual issuances under the Plan), 100,000 Operating Subsidiary Common Shares and 400,000 Operating Subsidiary Warrant Units in each Operating Subsidiary to the Class 7 Securities Pool.

18.8 The Board of Directors of the Reorganized Debtor shall take the necessary actions to;

(a)	transfer the Assets to the Reorganized Debtor free and clear of any liens or judgments against such assets;

(b)	elect the officers and directors of the Operating Subsidiaries;

(c)	merge the Debtor with VTEC, its 100% owned subsidiary; and

(d)    After all such implementation actions have been completed, the Debtor shall have no remaining assets and no remaining liabilities and shall be formally dissolved in accordance with Arizona law.

18.9 The Board of Directors of VTEC and the Operating Subsidiaries shall have all of the powers granted any board of directors by applicable state or federal laws.

18.10 The Board of Directors of VTEC and the Operating Subsidiaries shall have the power to amend the Articles of Incorporation and the Bylaws of VTEC and the Operating Subsidiaries in any manner necessary to carry out the provisions of the Plan. The board of directors shall be entitled to use and exercise all pertinent provisions of state and federal law.

18.11 To implement the issuance of the securities provided for in the Plan, the Board of Directors of VTEC and the Operating Subsidiaries shall take all necessary steps required by the Code, Federal and state laws and to perform such implementation in a cost effective manner, the Board of Directors shall have the authority to vary, alter or revise any of the steps outlined above so long as such change does not negatively affect any of the distributions provided for by the Plan. Any fractional shares due to the election of payment with securities shall be rounded up to the next whole share or Unit.

18.12 The Board of Directors of VTEC and the Operating Subsidiaries shall have the authority to make provision for payment of cash and/or distribution of securities to creditors as required hereby on the Effective Date of the Plan or as otherwise provided herein.

18.13 NOL Restrictions. In order to facilitate the Debtor’s ability to preserve and utilize its NOL’s, VTEC has approved the imposition of a less than 5% limitation on the ability of certain shareholders to acquire additional securities issued by the VTEC (the “5% Limitation”). The Certificate of Incorporation of VTEC specifies that any acquisition of Common Stock or Warrants or other securities made in violation of the 5% Limitation will be null and void ab initio. It also will allow the Reorganized Debtor, in its sole discretion, to exempt from application of the 5% Limitation any acquisition of shares of Common Stock (or of Warrants or other securities), so long as such acquisition will not jeopardize the Company’s ability to preserve and utilize its NOLs.

     It is the purpose of the 5% Limitation to facilitate the Reorganized Debtor’s ability to preserve and utilize its NOLs and to that end the Board of Directors of the Reorganized Debtor is authorized to take actions, to the extent permitted by law and not inconsistent with the provisions of the 5% Limitation, which it deems necessary or advisable to protect the Company and the interests of holders of its equity and debt securities by maintaining the Company’s ability to preserve and utilize its NOLs. In this regard, the Board of Directors may, to the extent permitted by law, from time to time, establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures not inconsistent with the terms of the 5% Limitation for the orderly application, administration and implementation of the provisions of the 5% Limitation.

     As a mechanism for enforcing the 5% Limitation, the Certificate of Incorporation of the Company provides that any transfer of shares of Common Stock, Warrants or other securities in violation of the 5% Limitation is automatically null and void as to that number of shares of Common Stock or Warrants or other securities which caused the acquirer thereof (the “Purported Owner”) to exceed the 5% Limitation (the shares and/or Warrants or other securities which cause the Purported Owner to exceed the 5% Limitation being herein referred to as the “Excess Shares”).

     The purported transfer of the Excess Shares to the Purported Owner will not be recognized by the Company. Instead, if necessary, the Purported Owner will be instructed to deliver the Excess Shares to, or otherwise place the Excess Shares under the control of, a trustee (the “Share Trustee”) who will proceed forthwith to sell the Excess Shares in the market to a Permitted Transferee.

18.14 Securities Distribution. The Board of Directors of VTEC shall have the right to distribute any securities issued under the Plan directly into an account at any insured broker-dealer. Any security recipient that desires to have actual certificates shall pay the standard price to the Transfer Agent for the issuance of such requested physical certificate. The Reorganized Debtor may assist creditors in opening accounts to receive any securities in any reasonable way.

18.15 NOL Legend. Certificates evidencing shares of Common Stock and the Warrant Certificates will bear the following or a substantially similar legend notifying the holder of the restrictions imposed by the 5% Limitation:

“Pursuant to provisions of the Certificate of Incorporation of VT Equities Corp. (the “Company”) which are designed to facilitate the Company’s ability to preserve and utilize its net operating loss carryovers for federal income tax purposes, the transfer of the shares represented hereby to any person who would own subsequent thereto 5% or more of the Company’s outstanding common stock or other securities (as calculated pursuant to the provisions of the Certificate of Incorporation of the Company) is restricted and will not be recognized except in certain circumstances. Copies of the applicable provisions of the Certificate of Incorporation and the regulations adopted by the Board of Directors of the Company there under will be available for inspection at the offices of the Company, and the Company will mail a copy thereof without charge within five days after receipt of a written request for such provisions and regulations sent to the Secretary at such address”.

18.16 Option to report as an Investment Company. The Reorganized Debtor may choose to act as an investment company if it meets the requirements under Section 6(a)2 of the Investment Company Act of 1940. The Reorganized Debtor is authorized to take such actions to allow it to qualify for this exemption.

18.17 Percentage ownership references under the Plan. All percentage ownership amounts referenced in the Plan, except for the 5% Limitation, are for actual common stock issues and outstanding. Any potential warrant exercises are ignored in such calculations.

18.18 Name Changes and authorized shares. VTEC or the Operating subsidiaries, without further shareholder vote are, prior to the printing of share and warrant certificates, authorized to increase their authorized shares or to change their name to a name more reflective of their business and marketing plans.

ARTICLE XIX
MODIFICATION OF AND AMENDMENTS TO THIS PLAN

     Prior to the entry of the Final Order, the Debtor may propose amendments or modifications in accordance with 11 U.S.C. §1127(a). After confirmation, the Reorganized Debtor may amend this Plan in the manner provided by Section 1127(b) of the Bankruptcy Code.

     The Bankruptcy Court may, at any time, so long as it does not materially or adversely affect the interests of creditors and equity interest holders, remedy defects and omissions or reconcile any inconsistencies herein or in the Final Order as may be appropriate to effectuate this Plan.

ARTICLE XX
REMEDIES FOR DEFAULTS BY THE REORGANIZED DEBTOR

     If the Reorganized Debtor fails to comply with the terms hereof, the holders of unsecured claims or equity interests in any class materially harmed thereby may proceed against the Reorganized Debtor and its property to enforce this Plan, taking any action permissible under federal or state law, in any court of competent jurisdiction.

     With respect to holders of liens on the Reorganized Debtor’s property, such creditors may act in accordance with any applicable and existing mortgage, deed of trust, security agreement, or other instrument evidencing a lien or encumbrance on their collateral.

ARTICLE XXI
RETENTION OF BANKRUPTCY COURT JURISDICTION

     Following confirmation of this Plan, the Bankruptcy Court shall retain, without limitation, jurisdiction for the following purposes and to provide any relief the Reorganized Debtor may require to effectuate the Plan or any modification of the Plan:

     (a) Deciding the proper classification of any claim, determining the proper allowance for purposes of distribution of claims estimated for purposes of voting, and resolving objections to claims.

     (b) Resolving all disputes regarding title to assets of the Reorganized Debtor and all disputes arising under the Bankruptcy Code;

     (c) Hearing all matters and deciding all issues regarding the prosecution by the Debtor, the Reorganized Debtor or the Creditors’ Trust of any Causes of Action;

(d)	Entering any order required to

	(1)	enforce the rights and powers of the Creditor’s Trustee;

	(2)	removal or appointment of the Creditor’s Trustee or any successor;

	(3)	clarify or establish the formation, matters of form, structure, operations, distribution from, or closure of the Creditors’ Trust; or

	(4)	clarify or approve the allowance, compensation and payment of the Creditors’ Trustee.

(e)	Correcting of any defect, curing any omission, or reconciling any inconsistency between this Plan and the Final Order as may be appropriate to effectuate the purposes and intent of this Plan;

(f)	Modifying this Plan after confirmation;

(g)	Enforcing and interpreting the terms and conditions of this Plan, any securities issued under this Plan, or any other documentation effectuating this Plan;

     (h)  Resolve any claims or causes of action, including any avoidance actions arising by operation of U.S.C. §§ 542 through 551, against any creditors or equity security holders held by the Debtor, the Reorganized Debtor, the Creditor’s Trust or any creditors of the Debtor;

     (i)  Entering any order required to enforce the rights and powers of the Reorganized Debtor;

     (j)  Determining any claim entitled to priority under Section 507 of the Bankruptcy Code; and

     (k)  Entering any order required to close the Debtor's case.

ARTICLE XXII REQUEST FOR CONFIRMATION

The Debtor and the Co-proponents requests entry of an Order confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

RESPECTFULLY SUBMITTED this 22nd day of June, 2004.

By /s/ 015079 Mark J. Giunta, Esq. 845 North Third Ave. Phoenix, Arizona 85003-1408 Attorney for Debtor/Debtor-in-Possession

ORIGINAL AND ONE COPY of the

Foregoing were filed with the Clerk of the
U.S. Bankruptcy Court this 22nd day of June, 2004.

Copy of the foregoing mailed/or emailed the 22nd day of June, 2004 to:

Dean M. Dinner
Jennings, Haug & Cunningham
2800 N. Central Avenue, Suite 1800
Phoenix, Arizona 85004-1049

Kelly G. Black
Jackson White Gardner Weech & Walker P.C.
40 North Center, Suite 200
Mesa, Arizona 85201

Carolyn J. Johnsen
Edward M. Zachary
Gallagher & Kennedy
2575 E. Camelback Road, 11th floor
Phoenix, Arizona 85016-9225

Paul S. Gerding
Paul S. Gerding, Jr.
Lieberman, Dodge, Gerding, Kothe
& Anderson, Ltd.
Phoenix Corporate Center
3003 North Central Avenue, Suite 1800
Phoenix, Arizona 85012-2909

Eric E. Sagerman, Esq.
Murphy, Sheneman, Julian & Rogers
2049 Century Park East, Suite 2100
Los Angeles, California 90067

Terri P. Durham, Esq.
MP3.Com, Inc.
4790 Eastgate Mall
San Diego, CA 92121-1970

Richard L. Cobb
Hank E. Pearson
LAKE & COBB, PLC
101 North First Avenue
Suite 2000
Phoenix, Arizona 85003

Michael D. Curran, Esq.
Maynard Murray Cronin & O’Sullivan, P.L.C.
3200 North Central Avenue, Suite 2300
Phoenix, Arizona 85012

Dorian Daley
Assistant General Counsel
Oracle Corporation
500 Oracle Parkway
Mail Stop 5op7
Redwood City, CA 94065

Lawrence M. Schwab, Esq.
Thomas M. Gaa, Esq.
Bialson, Bergen & Schwab
2600 El Camino Real, Suite 300
Palo Alto, CA 94306

Christopher R. Kaup, Esq.
Tiffany & Bosco, P.A.
1850 North Central Ave, 5th Floor, VIAD Tower
Phoenix, AZ 85004-4546

Robert Miller, Esq.
Bryan Cave LLP
Two North Central Ave., Suite 2200
Phoenix, AZ 85004-4406

Arnold Reyes
The Reyes Law Firm P.C.
4407 Bee Cave Road, Suite 512
Austin, TX 78746-6496

Ronald E. Warnicke, Esq.
Warnicke & Littler, PLC
1411 North Third Street
Phoenix, AZ 85004

Michael R. King
GAMMAGE & BURNHAM, P.L.C.
Two North Central, 18th Floor
Phoenix, Arizona 85004

Rick Cuellar
United States Trustee’s Office
P.O. Box 36170

Phoenix, Arizona 85067

MetroGroup
26 Broadway, Suite 400
New York, NY 1004
Att: Marcus L. Arky, Esq.

Kesha M. Jennings